Exhibit 10.1

INDEMNITY AGREEMENT

This Indemnity Agreement (“Agreement”) is entered into by and between

A. VASTA PLATFORM LIMITED, a company organized under the laws of the Cayman Islands (“Company”);

B. COGNA EDUCAÇÃO S.A., a publicly-held joint stock company with its principal place of business in the City of Belo Horizonte, State of Minas Gerais, at Rua Santa Madalena Sofia, 25, 4th floor, Suite 01, Postal Code 30380-650, Vila Paris, enrolled with the National Corporate Taxpayer Register (CNPJ) under No. 02.800.026/0001-40 (“Cogna”);

C. SOMOS SISTEMAS DE ENSINO S.A., a closely-held joint stock company with its principal place of business at Rodovia Presidente Dutra, Km 136, Block 03, Module 01, Eugênio de Mello, Postal Code 12.247-004, in the Municipality of São José dos Campos, State of São Paulo, enrolled with the CNPJ under No. 49.323.314/0001-14 (“Somos Sistemas”; and jointly with the Company and Cogna, “Companies”); and

D. [NAME], [identification], with offices at Avenida Paulista, 901, 2nd floor, Cerqueira Cesar district, Postal Code 01310-200, City of São Paulo, State of São Paulo (“Manager”);

WHEREAS:

a) the Manager has been elected as a member of the Board of Directors and/or Officer of the Company on [date];

b) the Manager and the Companies agree, for the performance of his/her office as member of the management and Officer of the Company that the Company, with joint and several liability of Cogna and Somos Sistemas, as set forth in this Agreement, shall keep the Manager harmless from the Expenses (as defined below) that he/she would potentially incur, or, when applicable, indemnify him/her for such Expenses, according to the terms and conditions hereof;

NOW, THEREFORE, considering the assumptions and commitments set forth herein, the Companies and the Manager undertake and agree as follows:

1. Definitions

(a) “Expenses” shall mean (i) the charges, costs and expenses that the Manager actually incurs or may incur as a result of any Proceeding, provided that duly demonstrated when incurred, including charges and expenses incurred with experts, assistants and court costs, (ii) attorneys’ fees agreed upon in advance with the Company, in reasonable amounts, according to the market standards for Proceedings of similar nature, complexity and relevance, (iii) disbursements, financial restrictions and withholding taxes that the Manager or his/her spouse may incur, including expenses incurred due to pledge or unavailability of properties during the Proceedings, (iv) amounts due by the Manager under injunctions of final decisions involving the Proceedings, and (v) amounts under transactions or deed of commitment that may have been previously approved by the Company. Expenses do not include purported loss of profit, pain and suffering, loss of professional or business opportunities, reputational losses, emerging damages, loss of chance, or indirect damages, except to the extent the Manager is required by court decision or arbitration award to pay third parties for any such types of losses and damages.

(b) “Entity” shall mean any individual or legal entity, company, corporation, partnership, joint venture, foundation, association, organization, fund, collectivity of rights or legal entity of any nature.

(c) “Governmental Body” shall mean any body of the public administration, regulatory body, member of the Prosecutors’ Office, court, arbitral tribunal or other body with an executive, legislative, judicial, regulatory, administrative or fiscal function of the federal, state or municipal governments of Brazil, or equivalent body of any country or foreign jurisdiction, or any supranational organization.

(d) “Proceeding” shall mean any court, arbitral or administrative proceeding filed by any Entity or Governmental Body at any time (except the Company or any Cogna Group Entity), against the Manager, by virtue of the position held by the Manager in the Company Management.

2. Indemnity Agreement. The Company and, jointly, Cogna and Somos Sistemas, undertake to advance to the Manager all Expenses that he or she may incur, or indemnify him or her for any Expenses incurred thereby, subject to the terms and conditions set forth in this Agreement.

(a) The Manager undertakes to promptly inform the Company upon becoming aware of any Proceeding that may result in Expenses indemnifiable under this Agreement, even upon receipt of any notice or service of process (“Initial Proceeding Notice”). In case the Manager willfully omits or delays the Initial Proceeding Notice thus adversely affecting his or her defense, the Company shall be released from its obligations to indemnify the Manager hereunder.

(b) The Manager shall provide the Company with (i) all information and documents required to defend him or her, in addition to the Initial Proceeding Notice, and (ii) any additional information or documents that may be requested by the Company.

(c) The Expenses required to defend the Manager shall be paid directly by the Company to the respective creditor or advanced to the Manager within a reasonable time (not less than two (2) business days) from the date of written notice of the Manager demonstrating the obligation and payment term of such Expenses by the Manager.

(d) The Manager undertakes to return any amounts received as indemnity for Expenses hereunder in case he or she verifies that the Manager did not have the right to such indemnity, even due to supervening Conviction of the Manager, under Section 3 below, within thirty (30) days from receipt of notice from the Company requesting such refund.

(e) The Manager confirms that in case he or she is in a position of conflict of interests he or she will declare his or her impediment, refrain from participating in resolutions of any management body of the Company that may discuss this Agreement, its application or any interpretation hereof.

3. Exceptions for Indemnity. No indemnity shall be due to the Manager under Section 2 if the grounds of the Proceeding is an act performed by the Manager in bad-faith, fraud or willful intention to cause damages to the Company, acknowledged by (i) final, unappealable court or arbitral order, or (ii) express confession of the Manager (“Manager Conviction”).

4. Cooperation with the Company on the Professional Liability Insurance (“D&O Insurance”) The rights of the Manager under this Agreement shall be cumulative to his or her rights under the D&O Insurance taken out by the Companies (as the case may be), and no right conferred by this Agreement shall be subject or limited to any condition or limitation applicable to the D&O Insurance. The Manager undertakes to: (i) cooperate with the Company and take such actions required or reasonably requested by the Company to preserve and exercise the rights set forth in the D&O Insurance policies in force, to the fullest possible extent, aimed at obtaining with the D&O Insurance insurers indemnity for the Expenses incurred, or, as the case may be, reimbursement of the amounts disbursed by the Company under this Agreement, whenever those constitute indemnifiable losses under the D&O Insurance, even by filing lawsuits or other judicial actions that may be necessary at the reasonable discretion of the Companies; and (ii) take all actions required to preserve its rights and assist the Companies to preserve their rights under the D&O Insurance taken out by the Companies, even by timely notifying the Companies and insurers as required by the D&O Insurance policies in force. The Manager further undertakes to compensate the Companies, as applicable, for any amounts that may be received from the insurers that issue the D&O Insurance relating to Expenses actually indemnified by the Companies under this Agreement, provided that, in any event, the right of the Manager to compensate the losses demonstrably incurred due to any and all Proceedings shall be observed.

5. Warranties of Cogna and Somos Sistemas Cogna and Somos Sistemas shall take joint and several liability until termination of the term of this Agreement for the accurate, full compliance with the obligations undertaken by the Company hereunder, and expressly waive the benefits of Articles 366, 827 and 838 of the Civil Code.

6. Term. This Agreement shall remain in full force and effect as of the date hereof until, in accordance with the applicable law, all Proceedings have expired and there are no further Expenses incurred or to be incurred by the Administrators.

7. Partial Nullity. The Parties agree that, in the event any provision of this Agreement is regarded as null, ineffective or unenforceable under the applicable law, the nullity, ineffectiveness or unenforceability of the provision at issue shall not affect the remaining provisions of this Agreement. In case such provision may be amended in order to cure such nullity, ineffectiveness or unenforceability, the parties shall negotiate in good-faith to amend this Agreement in order to replace such wrongful provision, and maintain, to the fullest possible extent, the effects intended by the original provision.

8. Supplementary Agreement. This Agreement does not amend and/or supersedes any other agreement existing between the Manager and the Companies and shall be construed as a supplementary instrument.

9. Assignments; Successors and Assignees. The rights and obligations of the Parties under this Agreement may not be assigned or transferred.

10. Amendments. This Agreement may only be amended or supplemented by a written instrument signed by the Company and the Manager.

11. Applicable Law. This Agreement shall be governed by the laws of the Federative Republic of Brazil.

12. Arbitration. Any litigation, dispute or claim arising from, generated by, or relating to, this Agreement, including any litigation based on its validity or termination, or compliance with or violation of the provisions contained herein (“Litigation”) shall be finally resolved by arbitration conducted by the Market Arbitration Chamber (“CAM”), in accordance with the CAM Arbitration Rules (“Rules”) in force at the time of the arbitration, and in accordance with Law No. 9.307/96.

(a) The place of the arbitration shall be São Paulo, Brazil, and the proceedings shall be conducted in Portuguese.

(b) The arbitration shall be conducted by three arbitrators (such panel of arbitrators is hereinafter referred to as “Tribunal”).

(c) Each party to the arbitration shall appoint one co-arbitrator under the Rules. In the event either party fails to appoint an arbitrator under the Rules, such arbitrator shall be appointed by CAM. Both arbitrators appointed in accordance with the provisions above shall appoint the third arbitrator under the Rules. In the event the first two arbitrators appointed fail to appoint or fail to reach an agreement on the appointment of the third arbitrator within the regulatory term, the third arbitrator shall be appointed by CAM. The third arbitrator shall act as chairman of the Tribunal.

(d) Witnesses whose native language is not Portuguese may testify orally or in writing in their native language, with the due translation into Portuguese. Documental evidence may be submitted in their original language, with the due translation into Portuguese.

(e) The arbitral award issued by the arbitrators shall be final and binding upon the parties. The arbitral award may be enforced in any court with competent jurisdiction.

(f) Any arbitration set forth in this Agreement shall be confidential, and the parties and their agents shall not be entitled to disclose to any person who is not a party to the arbitration any information on the arbitral Proceeding or the contents of the work conducted, except as required by the applicable law or for insurance purposes.

(g) Before execution of the terms of reference, CAM may, upon request of either party to the arbitration and under the Rules, consolidate simultaneous arbitral proceedings involving (i) either party, even though not all of them are parties to both Proceedings, and (ii) this Agreement and/or other related instruments executed by the parties and their respective successors. Upon execution of the terms of reference, the consolidation shall be ordered by the arbitral tribunal, in accordance with the same criteria above, the compatibility of arbitration clauses and provided that there is no unjustifiable loss to either party of the Proceedings. In such event, the authority to consolidate shall be of the first arbitral tribunal constituted, and its decision shall be binding upon all parties of the consolidated arbitrations.

(h) By agreeing on the arbitration, the parties do not intend to deprive any court with competent jurisdiction from granting any type of injunction, provisional measure in support to the arbitration or order any provisional or interlocutory measures, as set forth in Article 22-A, Law No. 9.307/96. For such purposes, the parties hereby irrevocably and irreversibly

(i) elect and submit to the non-exclusive jurisdiction and venue of the courts of the City of São Paulo, State of São Paulo, Brazil; and (ii) waive, to the fullest extent they may be allowed to, any claims for exception of non-suitability of any such jurisdiction or venue in relation to themselves or their properties, including any exception to decline such jurisdiction or venue based on doctrines of forum non conveniens, or any right to claim exception of non-suitability based on domicile or place of organization. Without prejudice to provisional measures that may be applicable according to the jurisdiction of any such court, upon commencement of the arbitration, the Tribunal shall be legitimate to grant injunctive measures.

IN WITNESS WHEREOF, the parties execute this Agreement on the date hereof in two (2) counterparts of equal content and form, in the presence of two (2) undersigned witnesses.

Belo Horizonte, [date].

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[Signature Page of the Indemnity Agreement dated [•] by and between Vasta Platform Limited, Cogna Educação S.A., Somos Sistemas de Ensino S.A. and Mario Ghio Junior]

VASTA PLATFORM LIMITED

By: [•]	By: [•]
Title: [•]	Title: [•]

COGNA EDUCAÇÃO S.A.

By: [•]	By: [•]
Title: [•]	Title: [•]

SOMOS SISTEMAS DE ENSINO S.A.

By: [•]	By: [•]
Title: [•]	Title: [•]

[NAME]

Witnesses:

Name: [•]	Name: [•]
ID (RG): [•]	ID (RG): [•]
Tax ID (CPF): [•]	Tax ID (CPF): [•]

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